UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE  14A
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                              (Amendment No.    )

Filed  by  the  Registrant  [X]
Filed  by  a  party  other  than  the  Registrant  [  ]

Check  the  appropriate  box:
[X]     Preliminary  Proxy  Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive  Proxy  Statement
[ ]     Definitive  Additional  Materials
  ]     Soliciting  Material  under  240.14a-12

                              SANTOS  RESOURCE  CORP.
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              (Name  of  Registrant  as  Specified  In  Its  Charter)

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               (Name  of  Person(s)  Filing  Proxy  Statement,
                         if  other  than  the  Registrant)

Payment  of  Filing  Fee  (Check  the  appropriate  box):
[X]     No  fee  required
[ ]     Fee  computed  on  table  below  per Exchange Act Rules 14a-6(i)(1) and
        0-11.

     (1)     Title  of  each  class  of securities to which transaction applies:

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     (2)     Aggregate  number  of  securities  to  which  transaction  applies:

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     (3)     Per  unit  price  or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)     Proposed  maximum  aggregate  value  of  transaction:

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
     (5)     Total  fee  paid:

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[  ]     Fee  paid  previously  with  preliminary  materials.

[  ]     Check  box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)     Amount  Previously  Paid:

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     (2)     Form,  Schedule  or  Registration  Statement  No.:

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     (3)     Filing  Party:

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     (4)     Date  Filed:

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
                   PRELIMINARY  COPY  SUBJECT  TO  COMPLETION
                            DATED  APRIL  6,  2012

                             SANTOS RESOURCE CORP.
                         One Riverway Drive, Suite 1700
                              Houston, Texas 77056
                           Telephone:  (713)  840-6495

To  All  Stockholders  in
Santos  Resource  Corp.

     The Board of Directors of Santos Resource Corp., a Nevada corporation (the "Company"), is soliciting your consent to the following:

     1.  Three  amendments  to  the  Company's  Articles  of  Incorporation:

            * to increase the number of the Company's authorized shares of common stock, $.001 par value per share ("Common Stock"), from seventy-five million (75,000,000) shares to five hundred million (500,000,000) shares (the "Increased Common Shares Amendment");

           * to create ten million (10,000,000) shares of what is generally known as "blank check" preferred stock. (the "Preferred Stock Amendment") and

           * to change the name of the Company to "Discovery Energy Corp." (the "Corporate Name Change Amendment").

     2. If and only if (a) the Corporate Name Change Amendment and (b) one or both of the Increased Common Shares Amendment and the Preferred Stock Amendment receives consents from of a majority of the outstanding shares of the Common Stock, the restatement of the Company's Articles of Incorporation by taking the original text of the Company's Articles of Incorporation and updating it by incorporating all subsequent amendments, including those approved pursuant to this written consent solicitation (the "Restatement Proposals").

     The accompanying Consent Solicitation Statement describes the scope, purposes and material effects of the Increased Common Shares Amendment, the Preferred Stock Amendment, the Corporate Name Change Amendment, and the Restatement Proposal (referred to hereinafter singly as a "Proposal" or collectively as the "Proposals"). We ask that you return your written consent by ___________ ___, 2012. The failure to return your written consent timely will have the effect of a vote against each of the Proposals.

     The holders of a majority of the outstanding shares of the Common Stock must give their consent to a Proposal before it can become effective. As of March 23, 2012, the Company had outstanding 61,058,500 shares of Common Stock. If your shares are held in an account at a brokerage firm or bank and you wish to consent to the Proposals, you should instruct your broker or bank to execute the consent on your behalf or to deliver the consent to you so that you may execute and return it. Otherwise, your consent may not be given effect, which would have the same result as a vote against the Proposals. The Board of Directors has fixed the close of business on March 23, 2012 as the record date for determining the stockholders entitled to notice of this solicitation and to give their consent with respect to the Proposals.

     The Company will file with the Secretary of State of Nevada a Certificate of Amendment when it receives consents from the holders of a majority of the Company's outstanding common stock as to either the Increased Common Shares Amendment or the Preferred Stock Amendment or both. The Company expects to make this filing (if at all) on or before ___________ ___, 2012. If the Company receives consents from the holders of a majority of the Company's outstanding common stock as to the Corporate Name Change Amendment, or the Restatement Proposal, the Company will later file with the Secretary of State of Nevada a Certificate of Amendment (if only the Corporate Name Change Amendment receives approval) or a First Amended and Restated Articles of Incorporation (if the Restatement Proposal receives approval). Any such filing would follow any filing regarding the Increased Common Shares Amendment or the Preferred Stock Amendment or both. This two-step approach is contemplated so that the Increased Common Shares Amendment and the Preferred Stock Amendment can be implemented as soon as possible. If approved, the Corporate Name Change Amendment must undergo a compliance procedure with the Financial Industry Regulatory Authority, Inc., or FINRA, which could take a meaningful amount of time to complete.

     The Board of Directors asks you to consent to the Proposals. The Proposals and other related matters are more fully described in the accompanying Consent Solicitation Statement and the exhibit thereto, which form a part of this Notice. We encourage you to read these materials carefully. In addition, you may obtain information about the Company from documents that the Company has filed with the Securities and Exchange Commission.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE PROPOSALS. PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING WRITTEN CONSENT FORM BY ___________ ___, 2012

                                   By  Order  of  the  Board  of  Directors,



Houston,  Texas                   Mark  S.  Thompson,
____________  ___,  2012          Corporate  Secretary

                             SANTOS RESOURCE CORP.
                         One Riverway Drive, Suite 1700
                              Houston, Texas 77056
                          Telephone:  (713)  840-6495

                        CONSENT  SOLICITATION  STATEMENT
                        --------------------------------

                                    GENERAL

     This Consent Solicitation Statement and the enclosed written consent form are being mailed in connection with the solicitation of written consents by the Board of Directors of Santos Resource Corp., a Nevada corporation (the "Company"). These materials pertain to:

      1.    Three  proposals  to  amend the Company's Articles of Incorporation:

             * to increase the number of the Company's authorized shares of common stock, $.001 par value per share ("Common Stock"), from seventy-five million (75,000,000) shares to five hundred million (500,000,000) shares (the "Increased Common Shares Amendment")

             * to create ten million (10,000,000) shares of what is generally known as "blank check" preferred stock. (the "Preferred Stock Amendment"); and

             * to change the name of the Company to "Discovery Energy Corp." (the "Corporate Name Change Amendment").

     2. If and only if (a) the Corporate Name Change Amendment and (b) one or both of the Increased Common Shares Amendment and the Preferred Stock Amendment receives consents from of a majority of the outstanding shares of the Common Stock, the restatement of the Company's Articles of Incorporation by taking the original text of the Company's Articles of Incorporation and updating it by incorporating all subsequent amendments, including those approved pursuant to this written consent solicitation (the "Restatement Proposal").

     The Increased Common Shares Amendment, the Preferred Stock Amendment, the Corporate Name Change Amendment, and the Restatement Proposal are referred to hereinafter singly as a "Proposal" or collectively as the "Proposals."

    These materials are first being mailed to stockholders of record beginning on approximately ____________ _____, 2012. Consents are to be submitted to the Company at the address of the Company stated above by no later than __________ ___, 2012.

                         VOTING  RIGHTS  AND  SOLICITATION

     Any stockholder executing a written consent form has the power to revoke it at any time before ___________ _____, 2012 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the Proposals) by delivering written notice of such revocation to the Secretary of the Company at the address of the Company stated above. The Company will pay all costs of soliciting written consents. Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional remuneration, solicit written consents personally by telephone.

     The record date for determining those stockholders who are entitled to give written consents has been fixed as March 23, 2012. The holders of a majority of the outstanding shares of Common Stock must give their consent to a Proposal before it can become effective. As of March 23, 2012, the Company had outstanding 61,058,500 shares of common stock. With regard to the consents to the Proposals, abstentions (including failures to return written consent forms) and broker non-votes have the same effect as negative votes. If your shares are held in an account at a brokerage firm or bank and you wish to consent to the Proposals, you should instruct your broker or bank to execute the consent on your behalf or to deliver the consent to you so that you may execute and return it. Otherwise, your consent may not be given effect, which would have the same result as a vote against the Proposals.

WE  ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS A REQUEST FOR STOCKHOLDER APPROVAL BY WRITTEN CONSENT. YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE OF THE PROPOSED CORPORATE ACTION ON THE FORM ENCLOSED FOR THAT PURPOSE AND TO RETURN THAT FORM TO US.

              IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF
                         CONSENT SOLICITATION MATERIALS

     This Consent Solicitation Statement, the Notice of Consent Solicitation, and the related consent form are available at http://santosresourcecorp.com/corporate/disclosure-documents/.

                           SECURITY  OWNERSHIP  OF
                  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

     The table set forth below contains certain information as of March 23, 2012 concerning the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director and executive officer; and (iii) by all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of March 23, 2012 are treated as outstanding only for determination of the number and percent owned by such group or person. The address for all persons listed in the table is One Riverway Drive, Suite 1700, Houston, Texas 77056.

Name  and  Address  of                         Beneficial Ownership (1)
Beneficial Owner                                 Number               Percent

Non-Management 5% Owners
  Keith D. Spickelmier                          20,000,000     (2)     32.76%

Management
   Keith J. McKenzie                            20,005,460     (3)     32.76%

   William E. Begley                             3,602,924              5.90%

   Michael D. Dahlke                             2,501,616              4.10%

   Richard  Bruce  Pierce                           73,000                 *
   11450 - 201A Street
   Maple Ridge, British Columbia  V2X 0Y4

All directors and executive officers as      26,183,000    (4)     42.88%
a group (four persons)

*     Less  than  one  percent

(1) Includes shares beneficially owned pursuant to options, warrants and convertible securities exercisable or convertible within 60 days.
(2) Does not includes 55.0 million shares that may be acquired pursuant to the conversion of a convertible promissory note that may be converted only after the Company has increased its authorized common shares to at least 125.0 million or has undertaken a reverse stock split in which at least two or more shares are combined into one share.
(3) Represents 12,935,460 shares owned outright, and 7,070,000 shares that may be acquired within 60 days.
(4) Represents 19,123,000 shares owned outright, and 7,070,000 shares that may be acquired within 60 days.

                           BACKGROUND  INFORMATION

                                    GENERAL

     The Company was incorporated under the laws of the state of Nevada on May 24, 2006. Until recently, it had not commenced business operations. The Company's original plan of business was to explore and develop a 75% interest in and to 18 mineral claims covering approximately 900.75 hectares (9.01 km2) called the Lourdeau Claims. The Lourdeau Claims are located in the La Grande geological area of Quebec, Canada, in the James Bay Territory about 620 miles (1,000 km) north of Montreal, Quebec. The Company had abandoned this original plan of business, and had been looking for another business opportunity. Until the completion of the acquisition described herein, the Company has been a "shell company" as defined in the Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended. For reasons given hereinafter, the Company has adopted a significant change in its corporate direction. It has decided to focus its efforts on the acquisition of an attractive crude oil and natural gas prospect located in Australia, and the exploration, development and production of oil and gas on this prospect.

     The Company now proposes to pursue a new business plan involving the acquisition and development of the Petroleum Exploration License (PEL) 512 (the "Prospect") in the State of South Australia. The Prospect involves 584,651 gross acres overlaying portions of the geological system generally referred to as the Cooper and Eromanga basins. The Prospect is flanked by offset production totaling approximately 4,200,000 barrels since 2001. Nearby fields have produced approximately 16,296,000 barrels of oil. Since the early 1980s, the oil fairway on which the Prospect sits has produced over 23,600,000 barrels of oil. The Prospect features access to markets via existing and expanding pipeline capacity. During the late 1980s and again during 2005-2006, various operators in the extreme southeast corner of the Prospect drilled nine wells. Reports filed with the South Australian government indicate that some of these wells exhibited "oil shows" but none were completed to enable production. As discussed herein, the Company is currently trying to acquire the Prospect.

                                 Recent Events

     In connection with the change in the Company's business focus, the following events have occurred:

     CHANGE  OF  THE  CONTROL  AND  MANAGEMENT.  A  change of the control of the
     -----------------------------------------
Company occurred effective on January 13, 2012 pursuant to the terms, provisions and conditions of a Common Stock Purchase Agreement dated as of such date (the "Stock Agreement") by and between (a) Shih-Yi Chuang, Richard Bruce Pierce, Andrew Lee Smith, David W. Smalley and Robert Birarda, as sellers (collectively "Sellers"), and (b) Keith J. McKenzie. In connection with the closing of the transactions provided for by the Stock Agreement, Mr. McKenzie, William E. Begley and Michael D. Dahlke (collectively "Purchasers") acquired an aggregate of 25,310,000 shares of the Company's common stock ("Shares"), $.001 par value, theretofore owned separately by Sellers at a price of $0.0001 per Share. This number of Shares represented 78.9% of the Company's outstanding Shares prior to taking into account the other transactions described in this section, and 41.5% of the Company's outstanding Shares after taking into account the other completed transactions described in this section. As of the date of this Consent Solicitation Statement, 18,240,000 Shares had been transferred to Purchasers, and Sellers have agreed to transfer an additional 7,070,000 Shares to Purchasers as soon as is possible.

     The Company's current management believes that, prior to the sale and purchase of the Shares, control of the Company was dispersed among the Company's largest stockholders who (to the best of such management's knowledge) had not agreed to act collectively as a group. These stockholders included Sellers. Particularly prior to the time of the sale and purchase of the Shares, Mr. Pierce (who was the Company's sole director, as well as one of the Company's largest stockholders) probably held primary control of the Company. At a time shortly prior to the time of the sale and purchase of the Shares, Mr. Pierce probably shared control of the Company with Mr. Smith, who was also a director of the Company until November 14, 2011, as well as one of the Company's largest stockholders. After the sale and purchase of the Shares and the issuance of 20.0 million Shares to Keith D. Spickelmier in connection with the Company's acquisition of all of Mr. Spickelmier's rights in the Liberty Agreement (as defined and described below), Keith J. McKenzie and Mr. Spickelmier probably hold primary control of the Company, although they have not agreed to act collectively as a group. Mr. McKenzie is now a director of the Company, and it is expected that Mr. Spickelmier will be elected as a director of the Company in the fairly near future.

     The number of directors constituting the Board of Directors of the Company was expanded from one to two, and Keith J. McKenzie was elected to the Board of Directors of the Company to fill the newly created vacancy. All the Company's officers resigned from their positions as such. The following persons were elected to the one or more offices of the Company set forth opposite their respective names below as the Company's new slate of officers:

          Keith  J.  McKenzie              Chief  Executive  Officer
          Michael  D. Dahlke               President and Chief Operating Officer
          William  E.  Begley              Chief  Financial  Officer  and
                                              Treasurer
          Mark  S.  Thompson               Secretary

     ASSIGNMENT OF LIBERTY AGREEMENT. Pursuant to the terms, provisions and conditions of an assignment (the "Assignment") dated effective January 13, 2012 executed by Keith D. Spickelmier and the Company, the Company acquired all of Mr. Spickelmier's rights in a legal document (as amended and restated, the "Liberty Agreement") between Liberty Petroleum Corporation ("Liberty") and Mr. Spickelmier dated September 12, 2011. In the Liberty Agreement, Liberty granted to Mr. Spickelmier a 60-day exclusive right to negotiate an option to acquire the Prospect (the "Option"). Liberty was the winning bidder for the Prospect. In order for the Prospect to be vested in Liberty, it needs to complete negotiation of a Native Title land access and compensation agreement with the relevant Aboriginal native title holders and claimants, who have certain historic rights on the Prospect land, to provide consent to the license being issued to Liberty. The Liberty Agreement was later amended and restated several times to extend the exclusive right provided for thereby and to modify certain of its terms.

     Per the terms of the Liberty Agreement, Mr. Spickelmier paid to Liberty a $50,000 initial deposit. In anticipation of the assignment of the Liberty Agreement to it, the Company paid an additional $100,000 deposit to extend the exclusive right provided for by the Liberty Agreement, and an additional $200,000 deposit to modify certain terms of the Liberty Agreement, including the further extension until January 31, 2012. The preceding amounts will be applied to the Option's exercise price upon exercise, or (as discussed below) will be refunded if the Option is not exercised for various reasons.

     The purchase price for the assignment of Mr. Spickelmier's rights in the Liberty Agreement was as follows:

     *     $50,000  in  cash, payable as soon as the Company has funds therefore
     * $100,000 payable upon notice from the South Australian Minister of Regional Development (the "Minister") that the Minister has granted and issued the License in the name of the Company
     * 20.0 million shares of the Company's common shares issued upon delivery of the Assignment
     *     A  convertible promissory note for $55,000 convertible at $0.001 into
           55.0 million common shares at any time after the Company has increased its authorized common shares to at least 125.0 million or has undertaken a reverse stock split in which at least two or more shares are combined into one share, such note being issuable upon notice from the Minister that the Minister has granted and issued the License in the name of the Company.

     In the Assignment, Mr. Spickelmier agreed that, if the Minister ever definitively decides not to grant and issue the License in the name of the Company, or has failed to grant and issue the License in the name of the Company prior to April 30, 2012, whichever occurs first, then Mr. Spickelmier shall return immediately to the Company the 20.0 million shares issued to him in connection with the delivery of the Assignment.

     OPTIONING OF THE PROSPECT.  On January 31, 2012, per the Liberty Agreement,
     --------------------------
the Company entered into an Option to Purchase and Sale and Purchase Agreement (the "Option Agreement") with Liberty. The Option Agreement provides for the sale and transfer of the Prospect. The Option Agreement reflects the results of negotiations between the Company and Liberty, and the Option Agreement supersedes the Liberty Agreement.

     The Option Agreement provides that the Option's exercise price for the Prospect is a deemed total of US$4.05 million payable as follows:

     * Cash in the amount of US$800,000 - Regarding the preceding amount, US$550,000 has already been paid to Liberty, and the remaining US$250,000 must be paid to Liberty after the Company's acquisition of the Prospect.
     * Two promissory notes with an aggregate principal amount of US$750,000, one in the amount of US$500,00 becoming due six months after the Company's acquisition of the Prospect, and the other in the amount of US$250,00 becoming due nine months after the Company's acquisition of the Prospect
     * Twelve million shares of the Company's common stock, of which Liberty has agreed not to sell more than 10% in any three-month period

     After any exercise of the Option, Liberty would retain a 7.0% royalty interest.

     If the Minister does not grant the petroleum exploration license allowing the exploration and drilling rights related to the Prospect (the "License") within a certain period of time, the Company will have the option to cancel the transaction, and Liberty is required to refund all moneys paid to it.

      The License involves a five-year work commitment involving expenditures of AU$200,000 in the first year after the acquisition, AU$1.25 million in the second year, and even greater amounts in subsequent years. The Company's inability to honor this work commitment could result in the reversion of the License to Liberty pursuant to the terms of the Option Agreement.

     In addition to the matters described above, the Option Agreement features various other agreements, representations, warranties and indemnities that the Company believes are customary and are commercially reasonable.

     The Company believes that the following events must occur before it can acquire the License:

     * Liberty must complete the negotiation of a Native Title land access and compensation agreement with the relevant Aboriginal native titleholders and claimants, who have certain historic rights over the License land, to provide consent to the License being issued to Liberty
     * Liberty must receive and accept an offer from the Minister of grant of the License or nominate the Company as the grantee in place of Liberty.
           ** In the latter instance the Company must first apply to the Minister and prove its credentials as an acceptable grantee.
           ** If accepted the License could be granted directly to the Company without any need of an assignment from Liberty; although the Native Title agreement would need to be assigned from Liberty to the Company.
     * If the License is granted to Liberty, Liberty would assign and transfer the License to the Company, which assignment must then be approved by the Minister and registered with the Government Department so that the License is then re-titled in the name of the Company.

     The Company has no assurance that the preceding events will occur. Consequently, neither the Company nor anyone else has any assurance that the Company will be able to consummate the acquisition of the License.

     The Company believes that it now has (or will at the appropriate time in the future have) sufficient funds to acquire the License. Nevertheless, it will need to raise additional funds to satisfy the deferred payments to Liberty incurred in connection with the acquisition of the License, the Company's obligations under a work commitment with respect to the License and other amounts required to explore and develop the Prospect, and other working capital needs. The Company has no assurance that it will be able to raise funds to satisfy the preceding amounts.

PRIVATE  PLACEMENT.  In  addition  to  the  issuances  of  the  shares described
------------------
elsewhere in this section, in a private placement commencing November 17, 2011 and continuing through the date of this Consent Solicitation Statement, the Company has sold an aggregate of 8.88 million Shares at a price of $0.125 per Share. The cash offering has thus far resulted in $1,100,500 in proceeds to the Company. The Shares were issued to a total of 18 investors, all of whom are accredited.

CHANGE  IN  SHELL  STATUS.  As  a result of the acquisition of the rights in the
-------------------------
Liberty Agreement and the optioning of the Prospect, the Company is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 under the Exchange Act.

                                   PROPOSAL 1
             INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES

General

     The Board of Directors is requesting stockholder approval of an amendment of the Company's Articles of Incorporation to increase the number of the Company's authorized shares of common stock, $.001 par value per share ("Common Stock"), from seventy-five million (75,000,000) shares to five hundred million (500,000,000) shares (the "Increased Common Shares Amendment"). Article 3 of the Company's Articles of Incorporation states the number of the Company's authorized shares. The manner in which Article 3 may be changed will depend on whether the stockholders of the Company approve one or both of the Increased Common Shares Amendment and the Preferred Stock Amendment

     If the stockholders of the Company approve the Increased Common Shares Amendment but not the Preferred Stock Amendment, then Article 3 of the Company's Articles of Incorporation will be amended to read in its entirety as follows:

"The aggregate number of shares that the Corporation will have authority to issue is Five Hundred Million (500,000,000) shares of common stock, with a par value of $0.001 per share. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors."

If the stockholders of the Company approve both the Increased Common Shares Amendment and the Preferred Stock Amendment, then the current portion of Article 3 of the Company's Articles of Incorporation will be amended to read in its entirety as follows (while a second paragraph will be added to Article 3 as described below):

      "The aggregate number of shares that the Corporation will have authority to issue is Five Hundred Million (500,000,000) shares of common stock, with a par value of $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, with a par value of $0.001 per share. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors."

     If the stockholders of the Company approve the Preferred Stock Amendment but not the Increased Common Shares Amendment, then the current portion of
Article 3 of the Company's Articles of Incorporation will be amended to read in its entirety as follows:

      "The aggregate number of shares that the Corporation will have authority to issue is Seventy-Five Million (75,000,000) shares of common stock, with a par value of $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, with a par value of $0.001 per share. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors."

     If the stockholders of the Company approve it, the Increased Common Shares Amendment will become effective upon the filing of a Certificate of Amendment of Articles of Incorporation with the Secretary of State of Nevada, which is expected to occur shortly after stockholder approval. The Increased Common Shares Amendment was approved by all of the directors of the Company.

Purposes and  Effect of  Amendment  on  Existing  Security  Holders

     On March 23, 2012, 75.0 million shares of Common Stock were authorized, and 61,058,500 shares of Common Stock were issued and outstanding. As of such date, no shares of Common Stock were reserved for issuance upon exercises of outstanding options and warrants.

     The Increased Common Shares Amendment would increase the number of the Company's authorized shares of Common Stock to 500.0 million, thus permitting the Company to issue an additional 425.0 million shares of Common Stock not currently authorized. In addition to the preceding, in the next year or so the Company may undertake a reverse stock split of the issued Common Stock with a view of improving its trading price. If such an action were taken, an even larger number of additional authorized but unissued shares of Common Stock would be available. Any reverse stock split would require stockholder approval.

     Each additional share of Common Stock authorized by the Increased Common Shares Amendment (or made available by a reverse stock split) would have the same rights and privileges as each share of Common Stock currently authorized or outstanding. The holders of the Company's existing outstanding shares of Common Stock will have no preemptive right to purchase any additional shares authorized by the Increased Common Shares Amendment. The issuance of a large number of additional shares of Common Stock (including any comprising a part of the additional shares authorized by the Increased Common Shares Amendment) would substantially reduce the proportionate interest that each presently outstanding share of Common Stock has with respect to dividends, voting, and the distribution of assets upon liquidation.

     The Board of Directors believes that the best interests of the Company and its stockholders would be served by adopting the Increased Common Shares Amendment so as to have issuable additional authorized but unissued shares of Common Stock in a number adequate to provide for the future needs of the Company. The Board of Directors believes that the Company's recent change from a "shell" company to one with an ambitious business plan requires a much greater number of authorized but unissued shares of Common Stock to pursue this plan. The Board of Directors believes that an additional 425.0 million authorized shares of Common Stock would be adequate to meet these needs for the foreseeable future. The additional shares authorized by the Increased Common Shares Amendment will be available for issuance from time to time by the Company at the discretion of the Board of Directors, normally without further stockholder action or notification (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules). The Board of Directors does not anticipate seeking authorization from the Company's stockholders for the issuance of any of the shares of Common Stock authorized by the Increased Common Shares Amendment. The availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special stockholders' meeting. However, there can be no assurance that stockholders would approve of all or even any of the stock issuances undertaken with the additional shares authorized by the Increased Common Shares Amendment.

     The additional shares authorized by the Increased Common Shares Amendment could be issued for any proper corporate purpose including, but not limited to, future equity and convertible debt financings, acquisitions of property or securities of other corporations, debt conversions and exchanges, exercise of current and future options and warrants, for issuance under the Company's current or future employee benefit plans, stock dividends and stock splits. Despite the varied possible uses of the additional shares authorized by the Increased Common Shares Amendment, the Company expects that the most likely immediate use of the additional shares would include the following:

     1. 55.0 million shares of Common Stock that would be issuable upon the conversion of a convertible promissory note to be issued to Keith D. Spickelmier if the License is granted and issued in the name of the Company.

     2. 12.0 million shares of Common Stock that would be issued to Liberty if the License is granted and issued in the name of the Company.

     3. A currently indeterminable number of shares of Common Stock that would be issued in connection with a major capital raising transaction undertaken to provide funds to satisfy deferred amounts to become owing in connection with the acquisition of the Prospect, amounts need to explore and develop the Prospect, and other working capital needs.

     4. A currently indeterminable number of shares of Common Stock that would be issued in connection with one or more future acquisitions of additional oil and gas assets and properties.

     Regarding the usages described in 3 and 4 immediately above, the Company currently intends to explore a major capital raising transaction when and if the Prospect is acquired, and the Company is currently considering one or more possible acquisitions of additional oil and gas assets and properties. However, none of these possible transactions is far enough along that terms and conditions to govern any such transaction have been discussed, much less agreed upon. In this regard, the company has not entered into any binding or non-binding agreement. All such transactions must be regarded in the mere feasibility stage, and no one can have any assurance that the Company will be successful in its efforts to complete a major capital raising transaction or acquisition. Moreover, if successful in completing such a transaction, no one can have any assurance as to the terms and conditions relating thereto.

     In the case of any issuance of shares of Common Stock, the Board of Directors will be required to make a determination that the issuance is in the best interests of the stockholders and the Company, based on the Board's reasonable business judgment.

 Board  Reccomendation  and  Required  Approval

     The Board of Directors believes that the Increased Common Shares Amendment is in the best interests of the Company and its stockholders, and recommends that the stockholders approve the Increased Common Shares Amendment.

     The adoption of the Increased Common Shares Amendment requires the consent of the holders of a majority of the outstanding shares of Common Stock. .

THE BOARD OF DIRECTORS RECOMMENDS A CONSENT "FOR" THE APPROVAL OF THE INCREASED COMMON SHARES AMENDMENT

                                   PROPOSAL 2
                    CREATION OF BLANK CHECK PREFERRED SHARES

General

     The Board of Directors is requesting stockholder approval of an amendment of the Company's Articles of Incorporation to create ten million (10,000,000) shares of what is generally known as "blank check" preferred stock. (the
"Preferred Stock Amendment"). If the stockholders of the Company approve the Preferred Stock Amendment, then a second paragraph will be added to Article 3 of the Company's Articles of Incorporation, which will read in its entirety as follows:

       "Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation."

     If approved by the stockholders of the Company, the Preferred Stock Amendment will become effective upon the filing of a Certificate of Amendment of Articles of Incorporation with the Secretary of State of Nevada, which is expected to occur shortly after stockholder approval. The Preferred Stock Amendment was approved by all of the directors of the Company.

Purposes and Effect of  Amendment on  Existing Security Holders

     The Preferred Stock Amendment would create 10.0 million shares of what is known as "blank check" preferred stock. This type of stock allows the Board of Directors to divide the preferred shares into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. The preferred stock will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques that may provide a lower effective cost of capital to the Company. The availability of "blank check" preferred shares for issuance in the future will give to the Company greater flexibility and permit such shares to be issued without the expense and delay of a special stockholders' meeting. The Board of Directors will be authorized, without stockholder approval, to issue preferred shares on the terms that the Board of Directors determines in its discretion. For example, the Board of Directors will be able to determine the voting rights, dividend or distribution rate, dates for payment of dividends or distributions, whether dividends are cumulative, that is, whether dividends must first be paid on outstanding preferred shares that are issued before common share dividends are paid, liquidation prices, redemption rights and prices, any sinking fund requirements, any conversion rights and any restrictions on the issuance of any series of preferred shares. The preferred shares may be issued with voting rights that could adversely affect the voting power of the holders of common shares. The preferred shares may be issued with conversion rights that could adversely affect the voting power of the holders of common shares. Like the common shares, the preferred shares will have a par value of $.001 per share. The purpose for establishing the class of preferred shares is to give the Company the flexibility to take advantage of various business opportunities, including financings, acquisitions, future employee benefit plans, stock dividends, stock splits, stockholders' rights plans and other corporate purposes. Many of the considerations described in the section captioned "PROPOSAL 1 - INCREASE IN THE NUMBER OF AUTHORIZED OF COMMON SHARES - Purposes and Effect of Amendment On Existing Security Holders" apply with respect to the authorization of preferred stock inasmuch as preferred stock could be used in lieu of common stock in connection with any major capital raising transaction, or any future acquisition of additional oil and gas assets and properties. Accordingly, the preceding section should be reviewed in considering the possible effects of the authorization of preferred stock.

BOARD  RECOMMENDATION  AND  REQUIRED  APPROVAL

     The Board of Directors believes that the Preferred Stock Amendment is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Preferred Stock Amendment.

     The adoption of the Preferred Stock Amendment will require the consent of the holders of a majority of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A CONSENT "FOR" THE APPROVAL OF THE PREFERRED STOCK AMENDMENT.

                                   PROPOSAL 3
                             CORPORATE NAME CHANGE

General

     The Board of Directors is requesting stockholder approval of an amendment of the Company's Articles of Incorporation to change the name of the Company to "Discovery Energy Corp." (the "Corporate Name Change Amendment"). If approved by the stockholders of the Company, the Corporate Name Change Amendment will become effective upon the filing of either a Certificate of Amendment (if only the Corporate Name Change Amendment receives approval) or a First Amended and Restated Articles of Incorporation (if both the Corporate Name Change Amendment and the Restatement Proposal receive approval). The appropriate filing with the Secretary of State of Nevada is expected to occur shortly after the requisite consents from stockholders are obtained and the Company completes a compliance procedure with the Financial Industry Regulatory Authority, Inc., or FINRA. The Corporate Name Change Amendment was approved by all of the directors of the Company.

Reasons for the Name Change

     The Company's current corporate name as reflected in the Company's Articles of Incorporation is "Santos Resource Corp." This was the Company's corporate name prior to the significant change in the Company's corporate direction, which is described in the section captioned "BACKGROUND INFORMATION" above. As discussed in such section, the change in corporate direction involves the proposed acquisition of an attractive crude oil and natural gas prospect located in Australia, and the exploration, development and production of oil and gas on this prospect. Another company using the name "Santos" has been operating in the same area as the Company's targeted prospect for a considerable period of time. This company has already threatened legal action if the Company does not change its corporate name. In view of this situation, the Company believes that a change of the Company's corporate name is appropriate. Even before this situation arose, the Company had planned on a corporate name change at some point within the next year or so. The Board of Directors has decided that
Article 1 of the Company's Articles of Incorporation should be amended to change the Company's corporate name to " Discovery Energy Corp."

Board  Recommendation  and  Required  Approval

     The Board of Directors believes that the Corporate Name Change Amendment is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Corporate Name Change Amendment.

     The adoption of the Corporate Name Change Amendment will require the consent of the holders of a majority of the outstanding shares of the Company's Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A CONSENT "FOR" THE APPROVAL OF THE CORPORATE NAME CHANGE AMENDMENT.

                                   PROPOSAL 4
                    RESTATEMENT OF ARTICLES OF INCORPORATION

General

     The Board of Directors is requesting stockholder approval of the restatement of the Company's Articles of Incorporation by taking the original text of the Company's Articles of Incorporation and updating it by incorporating all subsequent amendments, including those approved pursuant to this written consent solicitation (the "Restatement Proposal. Even if approved, the Company will act on the Restatement Proposal only if (a) the Corporate Name Change Amendment and (b) one or both of the of the Increased Common Shares Amendment and the Preferred Stock Amendment receives consents from of a majority of the outstanding shares of the Common Stock. If approved by the stockholders of the Company and the preceding conditions are fulfilled, the Restatement Proposal will become effective upon the filing of a First Amended and Restated Articles of Incorporation with the Secretary of State of Nevada, which is expected to occur shortly after the requisite stockholder approval is obtained and a compliance procedure with the Financial Industry Regulatory Authority, Inc., or FINRA, is completed. The First Amended and Restated Articles of Incorporation would feature the original text of the Company's Articles of Incorporation, except that in the case of provisions that had been amended, the amended text of these provisions will be included in lieu the original text. The Restatement Proposal was approved by all of the directors of the Company.

Reasons  for  the  Restatement  Proposal

     The Company will act on the Restatement Proposal only if (among other conditions) the stockholders of the Company approve the Corporate Name Change Amendment and one or more other amendments to the Company's Articles of Incorporation discussed herein. In the case of such approvals, the Company's corporate name will change to "Discovery Energy Corp." By the time that the Corporate Name Change Amendment is implemented by a filing with the Secretary of State of Nevada, one other amendment to the Company's Articles of Incorporation regarding Proposals 1 and 2 is likely to have been filed with the Secretary of State of Nevada. The Corporate Name Change Amendment could be effected through the filing of a Certificate of Amendment with the Secretary of State of Nevada, but this would increase the number of documents that any person reviewing the Company's Nevada filings would be constrained to review for a full picture of the Company's current charter documents in effect. The Restatement Proposal will essentially take the original text of the Company's Articles of Incorporation and update it with the other Proposals approved pursuant to this solicitation. Persons reviewing the Company's Nevada filings could then review only one document for a full picture of the Company's current charter documents in effect. As a result, the charter history prior to this single document becomes moot. Moreover, this single document would indicate clearly the Company's new corporate name of "Discovery Energy Corp." The Company's Board of Directors believes that this single document will better serve the purposes of moving forward in the Company's new corporate direction, as the Company moves away from its past. The Restatement Proposal would also allow for the elimination of certain information that is no longer relevant, such as the names and addresses of the Company's incorporator and initial directors. The Restatement Proposal is being made solely as a means to simplify the Company's charter documents, and makes no substantive changes.

 BOARD  RECOMMENDATION  AND  REQUIRED  APPROVAL

     The Board of Directors believes that the Restatement Proposal is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Restatement Proposal.

     The adoption of the Restatement Proposal will require the consent of the holders of a majority of the outstanding shares of the Company's Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A CONSENT "FOR" THE APPROVAL OF THE RESTATEMENT PROPOSAL.

      POSSIBLE ANTI-TAKEOVER EFFECT OF AMENDMENTS OF PROPOSALS 1 AND 2

     Each of Proposals 1 and 2 may discourage unilateral tender offers or other attempts to take over and acquire the business of the Company, and thus may have a potential "anti-takeover" effect. The Company is not aware of any present efforts by any person to obtain control of the Company.

     Proposal 1 will increase the number of authorized but unissued additional shares of common stock, and Proposals 2 will create new shares of preferred stock. The availability of authorized but unissued additional shares of common stock and new shares of preferred stock could discourage third parties from attempting to gain control of the Company, since the Board of Directors could authorize the issuance of common or preferred shares in a private placement or otherwise to one or more persons. The issuance of these shares could dilute the voting power of a person attempting to acquire control of the Company, increase the cost of acquiring control or otherwise hinder the efforts of the other person to acquire control. The additional common shares and the new preferred authorized by the amendments are not intended as an anti-takeover device, and they are not expected to function unintentionally as one. However, the Board of Directors could issue shares of Common Stock in a manner that makes more difficult or discourages an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, although the Board of Directors has no present intention of doing so. When, in the judgment of the Board of Directors, the issuance of shares under such circumstances would be in the best interest of the stockholders and the Company, such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. The issuance of new shares could thus be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company if the Board of Directors considers the action of such entity or person not to be in the best interest of the stockholders and the Company. The existence of the additional authorized shares could also have the effect of discouraging unsolicited takeover attempts.

              DISSENTERS' RIGHTS RELATING TO PROPOSALS 1 AND 2

     Under Nevada corporation law and the Company's Articles of Incorporation and bylaws, holders of Common Stock will not be entitled to dissenters' rights with respect to either of Proposals 1 and 2.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR  NEXT  ANNUAL  MEETING

     Stockholders wishing to submit proposals for consideration by the Company's Board of Directors at the Company's next Annual Meeting of Stockholders should submit them in writing to the attention of the President of the Company a reasonable time before the Company begins to print and mail its proxy materials, so that the Company may consider such proposals for inclusion in its written consent solicitation statement and form of proxy for that meeting. The Company does not now have any definitive plans regarding the possible date of its next Annual Meeting.

                                   By  Order  of  the  Board  of  Directors,



Houston,  Texas                    Mark  S.  Thompson,
____________  ___,  2012           Corporate  Secretary

                             SANTOS  RESOURCE  CORP.

     WRITTEN  CONSENT  SOLICITED  ON  BEHALF  OF  THE  BOARD  OF  DIRECTORS

     The undersigned hereby acknowledges receipt of the Consent Solicitation Statement (the "Statement") in connection with the proposed amendment of the Articles of Incorporation of the Company to increase the number of the Company's authorized shares of common stock from 75.0 million shares to 500.0 million shares, the proposed amendment of the Articles of Incorporation of the Company to create ten million shares of "blank check" preferred stock, the proposed amendment of the Articles of Incorporation of the Company to change the name of the Company to "Discovery Energy Corp.," and the proposed restatement of the Articles of Incorporation of the Company, and as indicated below by the checking of the "CONSENTS/FOR" boxes the undersigned thereby consents with respect to all of the voting stock of the Company held by the undersigned, to the adoption of the proposals set forth herein (as such proposals are defined in the Statement) without a meeting of the stockholders of the Company.

THE  BOARD  OF  DIRECTORS RECOMMENDS THAT YOU CONSENT "FOR" PROPOSALS 1, 2, 3,
AND  4.

1. Proposal to amend the Company's Articles of Incorporation to increase the number of the Company's authorized shares of common stock from 75.0 million shares to 500.0 million shares

_____    CONSENTS/FOR    _____    WITHHOLDS  CONSENT/AGAINST    ____    ABSTAINS

2. Proposal to amend the Company's Articles of Incorporation to create ten million shares of "blank check" preferred stock

_____    CONSENTS/FOR    _____    WITHHOLDS  CONSENT/AGAINST    ____    ABSTAINS

3. Proposal to amend the Company's Articles of Incorporation to change the name of the Company to "Discovery Energy Corp."

_____    CONSENTS/FOR    _____    WITHHOLDS  CONSENT/AGAINST    ____    ABSTAINS

4.    Proposal  to  restate  the  Company's  Articles  of  Incorporation.

_____    CONSENTS/FOR    _____    WITHHOLDS  CONSENT/AGAINST    ____    ABSTAINS

     I represent that I own the following number of shares of the Company's voting stock (please insert the correct number):____________________________________.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT SOLICITATION MATERIALS FOR THIS CONSENT SOLICITATION: The Consent Solicitation Statement, Notice of Consent Solicitation, and related consent form for this consent solicitation are available at http://santosresourcecorp.com/corporate/disclosure-documents/.

     Please date and sign exactly as your name(s) appear(s) appears hereon. When joint tenants hold shares, both should sign with the second to sign affixing his or her signature to the line above "Signature if held jointly." When signing as executor, administrator, trustee, or guardian, please give full title as such on the line above "Title, if applicable." When signing on behalf of a corporation, a partnership, limited liability company, or other entity, an authorized person should sign, adding his or her title on the line above "Title, if applicable" and adding the name of the entity to the line above "Name of entity, if applicable."

                                   ____________________________________
                                   (Name  of  entity,  if  applicable)

DATE  __________________  2012     ____________________________________
                                   Signature
PLEASE  MARK,  SIGN,  DATE  AND
RETURN  THE  CONSENT FORM PROMPTLY          ____________________________________
USING  THE  ENCLOSED  ENVELOPE               (Title,  if  applicable)
------------------------------

                                            ____________________________________
                                            Signature  if  held  jointly